Exhibit 23.1
Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-229515, 333-230966, 333-237988, 333-267599, 333-283978 and 333-286646) and Form S-8 (Nos. 333-191485, 333-257633, 333-277796, and 333-287784) of Ring Energy, Inc. of our report dated April 21, 2025, relating to the combined statement of revenues and direct operating expenses of interests in oil and gas leases and related property of Lime Rock located in Andrews County, Texas, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 5, 2025